UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 13, 2004

Date of Report (Date of earliest event reported)

DICKIE WALKER MARINE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-1138724	33-0931599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1405 South Coast Highway Oceanside CA 92054

(Address of Principal Executive Offices) (Zip Code)

(760) 450-0360

Registrant’s telephone number, including area code

(Former Name or Former Address, If Changed Since Last Report)

Item 5. Other Events.

On February 18, 2004, Dickie Walker Marine, Inc. (the “Company”) received a notification from Nasdaq stating that the Company was not in compliance with Nasdaq Marketplace Rule 4310(c)(2)(B) which requires the Company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

The Company subsequently notified Nasdaq staff that it was in the process of converting its 7% Subordinated Convertible Promissory Notes (the “Notes”) into common stock in order to satisfy the stockholders’ equity requirement for continued listing. As of March 31, 2004, noteholders, primarily Directors of the Company, had converted their Notes at the original conversion price of $3.60 per share, resulting in an increase in shareholders’ equity of $202,500. In addition, the Company had extended an offer to the remaining noteholders to convert their Notes into common stock at an amended conversion price of $1.69 per share. Such offer was effective as of April 1, 2004 through April 9, 2004. As of the date of this report, the Company had received conversion notices for an additional $450,000 of Notes, resulting in an additional $450,000 increase in shareholders’ equity.

Based upon the increase in shareholders’ equity of $652,500 due to the conversion of $652,500 of Notes, the Company’s stockholders’ equity now exceeds the minimum requirement of $2,500,000 in stockholders’ equity for continued listing on the Nasdaq SmallCap market. Therefore, the Company believes as of the date of this report that it has regained compliance with Nasdaq’s stockholders’ equity listing requirements.

Nasdaq has also informed the Company that it will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the filing of the Company’s next periodic report with the Securities and Exchange Commission and Nasdaq, the Company does not evidence continued compliance, its securities may be subject to being delisted from The Nasdaq SmallCap Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 13, 2004	DICKIE WALKER MARINE, INC.

	By:	/s/ GERALD W. MONTIEL
Gerald W. Montiel
Chairman and Chief Executive Officer